[FORTRESS INVESTMENT GROUP LLC LOGO]

                                                 1251 AVENUE OF THE AMERICAS
                                                          16TH FLOOR
                                                      NEW YORK, NY 10020
                                                       TEL 212 798-6100

July 15, 2004

Joseph Schreiner
5205 N. Marina Pacifica Drive, Suite 21
Long Beach, CA 90803

Dear Joseph:

     It is with great pleasure that we extend to you an offer to join Fortress
Investment Group LLC (including it affiliates, the "Company" or "Fortress") on the terms and conditions set forth below.

Title:              Executive Vice President of [precise name to be determined:
                    Aircastle Lease Finance Ltd.] ("Aircastle").

Base Salary:        Your base salary is as set forth in Exhibit A
                    (the "Annual Salary").

Start Date:         On or about July 26, 2004

Location:           1251 Avenue of the Americas
                    New York, NY

Aircastle:          Fortress currently expects to capitalize Aircastle as a
                    non-U.S. domiciled, passive tax vehicle. Fortress currently expects that Aircastle will be externally managed by
                    [precise name to be determined: Aircastle Advisers LLC]
                    (including its successor by assignment or otherwise,
                    "ManageCo"), an affiliate of Fortress, pursuant to a
                    management agreement that will be entered into between
                    Aircastle and ManageCo on such terms and conditions as
                    Fortress in its sole discretion determines (as amended from time to time, the "Aircastle Management Agreement").
                    Fortress currently expects that ManageCo will earn from
                    Aircastle pursuant to the Aircastle Management Agreement a management fee of 1.5% of equity under management and an
                    incentive fee of approximately 25% of the return on equity in excess of a preferred return of 8%.

Aircastle           Subject to the terms of this Letter Agreement, you will be
Incentive           paid an annual bonus in respect of each fiscal year in an
Compensation:       amount equal to the greater of (i) the percentage of the Net
                    Aircastle Operating Results (as defined on Exhibit B
                    hereto), if any, set forth on Exhibit B hereto (subject to adjustment for fiscal years subsequent to 2005 as provided below and to pro rata dilution in the

                    case of awards of interests in the Net Aircastle Operating
                    Results to other individuals) and (ii) the Guaranteed
                    Minimum Bonus. The Guaranteed Minimum Bonus is $200,000 (pro
                    rated in respect of the first year hereunder based on the
                    period beginning on your Start Date and ending at the end of such fiscal year). You must be actively employed by and not have given notice of your termination of your employment
                    with the Company (or any affiliate of Fortress for whom you may be employed on a full-time basis at the time) at the
                    time such bonus compensation is to be paid; provided,
                    however, that you shall be paid such bonus compensation in respect of any fiscal year in the event that your employment is terminated by the Company without cause following the end of such fiscal year and prior to the date such bonus
                    compensation would otherwise have been paid.

                    For fiscal years subsequent to 2005, Fortress reserves the right, in its sole and absolute discretion, to raise or to lower your percentage interest in the Net Aircastle
                    Operating Results.

Equity              In addition, Exhibit B hereto sets forth your co-investment
Incentive           rights and obligations with respect to Aircastle.
Plan:

Expense             The Company will reimburse business expenses incurred in the
Reimbursement:      ordinary course of business.

Severance:          In the event that the Company terminates your employment
                    without cause (as defined below) prior to the eighteen (18)
                    month anniversary of your Start Date, you shall receive,
                    within 30 days of your termination, a single-sum payment
                    equal to the difference, if positive, between (i) the
                    aggregate amount that you would have been paid from the
                    Start Date on the basis of your base salary and Guaranteed
                    Minimum Bonus had your employment continued through such
                    eighteen (18) month anniversary (for purposes of this clause
                    (i) only, assuming that a pro rata portion of the Guaranteed
                    Minimum Bonus was payable on such eighteen (18) month
                    anniversary for the period beginning on the first day of the fiscal year in which such termination occurs and ending on such anniversary) and (ii) the aggregate amount you have
                    been paid from the Start Date in salary and bonus through
                    the date of such termination, provided you sign a separation agreement prepared by the Company which includes a general release of claims and subject to your compliance with the
                    restrictive covenants set forth herein. However, severance shall not be payable (i) on account of termination by virtue of your death or disability and (ii) if you are offered
                    employment by Fortress or any of its affiliates or a
                    successor to Fortress (or affiliate thereof) on terms
                    substantially comparable to the terms hereof (meaning that without your consent, there will be no diminution in the
                    cash compensation terms of the employment relationship or in the available medical health insurance benefits, location of employment will be New York, Chicago or Los Angeles, and
                    that the other material terms and conditions of the
                    agreement will apply).

                                        2

Benefits:           You (and your eligible dependents, if any) may at your
                    election be covered under Fortress's health insurance plan, subject to applicable exclusions and limitations. You are
                    eligible to participate in Fortress's 401 (k) plan, subject to the terms of the plan. You are eligible to participate in all other perquisite and benefit arrangements generally made available by Fortress to its employees in general,
                    including, without limitation, any directors and officers
                    insurance and any benefits of indemnification or limitation of liability which may be provided to Fortress employees
                    with respect to their service to Fortress or to another
                    entity at the request of or for the benefit of Fortress,
                    subject to the terms of such plans or programs. Each such
                    benefit is subject to modification, including elimination, from to time, at Fortress sole discretion. You shall be
                    entitled to vacation of 20 days per year in accordance with
                    Fortress's vacation policies.

"Cause"             For purposes of this Letter Agreement, "cause" means (i)
                    your commission of an act of fraud or dishonesty in the
                    course of your employment; (ii) your indictment or entering of a plea of nolo contendere for a crime constituting a
                    felony or in respect of any act of fraud or dishonesty;
                    (iii) your commission of an act which would make you or
                    Fortress (including any of its affiliates) subject to being enjoined, suspended, barred or otherwise disciplined for
                    violation of federal or state securities laws, rules or
                    regulations, including a statutory disqualification; (iv)
                    your gross negligence or willful misconduct in connection
                    with your performance of your duties in connection with your employment by Fortress (including any affiliate of Fortress for whom you may be employed on a full-time basis at the
                    time) or your failure to comply with any of the restrictive covenants set forth in this Letter Agreement; (v) your
                    commission of any act that would result or which might
                    reasonably be a substantial factor resulting in the
                    termination of Fortress (including any of its affiliates)
                    for cause under any of Fortress's or its affiliates'
                    management, advisory or similar agreements; (vi) your
                    willful failure to comply with any material policies or
                    procedures of Fortress as in effect from time to time
                    provided that you shall have been delivered a copy of such policies or notice that they have been posted on a Fortress website prior to such compliance failure, and (vii) your
                    failure to perform the material duties in connection with
                    your position, unless you remedy such failure no later than
                    30 days following delivery to you of a written notice from
                    Fortress describing such failure in reasonable detail
                    (provided that you shall not be given more than one
                    opportunity in the aggregate to remedy failures described in this clause (vii)).

Policies and        You agree to comply fully with all of the Company's policies
Procedures:         and procedures, as amended from time to time.

Termination:        If your employment with the Company terminates for any
                    reason, you hereby agree that you shall immediately resign from all positions (including, without limitation, any
                    management, officer or director position) that you hold on the date of such termination with the Company, any of the
                    Company's affiliates or with any entity in which the Company or any of its affiliates has made any investment. You hereby agree to execute and deliver such documentation

                    reasonably required by the Company as may be necessary or
                    appropriate to enable the Company, any of the Company's
                    affiliates or any entity in which the Company or any of its affiliates has made an investment to effectuate such
                    resignation, and in any case, your execution of this Letter
                    Agreement shall be deemed the grant by you to the officers of the Company of a limited power of attorney to sign in
                    your name and on your behalf such documentation solely for the limited purposes of effectuating such resignation.

Set-Off; Etc:       You hereby acknowledge and agree, without limiting the
                    rights of the Company otherwise available at law or in
                    equity, that, to the extent permitted by law, any or all
                    amounts or other consideration payable to you hereunder or any other agreement with Fortress (including any of its
                    affiliates), may be set-off against any or all amounts or
                    other consideration payable by you to the Company under this
                    Letter Agreement or to the Company or any of its affiliates under any other agreement between you and Fortress or any of its affiliates, including, without limitation, any
                    obligation resulting from your breach of the terms hereof.

Representation:     You represent that you are free to be employed hereunder
                    without any contractual restrictions, express or implied,
                    with respect to any of your prior employers. You represent that you have not taken or otherwise misappropriated and you do not have in your possession or control any confidential and proprietary information belonging to any of your prior employers or connected with or derived from your services to prior employers. You represent that you have returned to all prior employers any and all such confidential and
                    proprietary information. You further acknowledge that
                    Fortress has informed you that you are not to use or cause the use of such confidential or proprietary information in any manner whatsoever in connection with your employment by
                    Fortress. You agree that you will not use such information.

                    You represent that you understand that this Letter Agreement sets forth the terms and conditions of your employment
                    relationship with Fortress and as such, you have no express or implied right to be treated the same as or more favorably than any other employee of Fortress or any of its affiliates with respect to any matter set forth herein based on the
                    terms or conditions of such person's employment relationship with Fortress or any of its affiliates. You further agree to keep the terms of this Letter Agreement confidential and not to disclose any of the terms or conditions hereof to any
                    other person, including any employee of Fortress, except
                    your attorney or accountant or, upon the advice of counsel after notice to Fortress, as may be required by law or as
                    may be required in order to enforce or defend against the
                    enforcement of this Letter Agreement.

Restrictive         You shall not, directly or indirectly, without prior written
Covenants:          consent of Fortress, provide consultative services to, own, manage, operate, join, control,

                    participate in, be engaged in, be employed by or be
                    connected with, any business, individual, partner, firm,
                    corporation or other entity, including without limitation
                    any business, individual, partner, firm, corporation, or
                    other entity that directly or indirectly competes with (any such action, individually, and in the aggregate, to "compete with"), Fortress or any of its affiliates, including
                    Aircastle, at any time during your employment, except as
                    contemplate by Exhibit C to this Letter Agreement through
                    the Closing Date (as defined on Exhibit C). In the case
                    where your employment with the Company is terminated by you for any reason or by your employer for cause, such
                    restrictions shall apply for twelve (12) months after the
                    effective date of such termination solely as to any aircraft leasing and/or aircraft finance business managed by Fortress or any of its affiliates. Notwithstanding anything else
                    herein, (i) the mere "beneficial ownership" by you, either individually or as a member of a "group" (as such terms are used in Rule 13(d) issued under the Securities Exchange Act of 1934) of not more than 5% of the voting stock of any
                    public company and (ii) your ownership of a non-controlling passive investment in Avsource, Inc., shall not be deemed in violation of this Letter Agreement. These restrictions shall not apply following the termination of your employment in
                    respect of Consulting Services (including where legally
                    permissible the provision of consulting services to the
                    companies listed on Exhibit D hereto) or if, (i) on or
                    before 18 months after your Start Date, Aircastle has not
                    purchased or entered into purchase agreements for the
                    purchase of aircraft in respect of which Aircastle earns
                    management fees with an aggregate purchase price of at least
                    $200 million and you resign because of and within ninety
                    (90) days of such 18th month anniversary, (ii) Fortress has lowered your interest in the Net Aircastle Operating Results for any calendar year below the percentage set forth on
                    Exhibit B as of the date hereof (or such lower percentage as may at any time be set forth on Exhibit B from time to time in accordance with the terms of this Letter Agreement)
                    (except as such percentage is reduced after the date hereof as a result of pro rata dilution in connection with the
                    award to any other individuals of an interest in the Net
                    Aircastle Operating Results and you resign because of and
                    within ninety (90) days of this event; or (iii) Fortress
                    terminates your employment without cause.

                    You shall keep secret and retain in strictest confidence,
                    and shall not use for your benefit or the benefit of others, except in connection with the business and affairs of the
                    Company (which, for purposes of and in each instance used in this paragraph and the next paragraph, shall include
                    Fortress (including (i) Aircastle, (ii) any other fund
                    managed by Fortress or any of its affiliates during or prior to the period of your employment with the Company and (iv)
                    the Company's other affiliates, including, without
                    limitation, portfolio investments of the private equity
                    business of Fortress)), all confidential information of and confidential matters (whether made available in written,
                    electronic form or orally) relating to (x) the Company's
                    business and the Company (including, without limitation, the actual investments of the

                    Company, the contemplated investments of the Company, the
                    financial performance of any fund managed by Fortress or of any investment thereof, and the identity of the equity
                    investors in the Company or in any of the funds it or any of affiliates manages), (y) all corporations or other business organizations in which the Company has or has had an
                    investment and (z) third parties, learned by you heretofore or hereafter directly or indirectly in connection with your employment or from the Company (the "Confidential Company
                    Information"). In consideration of, and as a condition to, continued access to Confidential Company Information, and
                    without prejudice to or limitation on any other
                    confidentiality obligation imposed by agreement or law, you hereby undertake to use and protect Confidential Company
                    Information in accordance with restrictions placed on its
                    use or disclosure. Without limiting the foregoing, you shall not disclose such Confidential Company Information to any
                    director, officer, partner, employee or agent of the Company unless, in your reasonable good faith judgment, such person has a need to know such Confidential Company Information in furtherance of the business of the Company and you shall not disclose Confidential Company Information to anyone outside of the Company except with the Company's express written
                    consent. The foregoing restrictions shall not apply to
                    Confidential Company Information which (i) is at the time of receipt or thereafter becomes publicly known other than a
                    result of your having breached this Letter Agreement or (ii)
                    is received by you from a third party not under an
                    obligation to any person to keep such information
                    confidential or (iii) is required to be disclosed by you in connection with you enforcement of this Letter Agreement (or the defense against any enforcement of this Letter
                    Agreement), subject to your use of your reasonable best
                    efforts to obtain (and to cooperate with the Company's
                    efforts to obtain) judicial approval for such information to be disclosed under seal or subject to other confidentiality orders. All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies and excerpts thereof), whether visually perceptible,
                    machine-readable or otherwise, made, produced or compiled by you or made available to you concerning the business of the
                    Company, (i) shall at all times be the property of the
                    Company and shall be delivered to the Company at any time
                    upon its request, and (ii) upon your termination of
                    employment, shall be immediately returned to the Company.
                    The foregoing shall not limit any other confidentiality
                    obligations imposed by agreement or by law. You shall not
                    publish or make any statement (x) under circumstances
                    reasonably likely to become public that is critical of
                    Fortress (including any of its affiliates) or (y) which
                    would in any way adversely affect or otherwise malign the
                    business or reputation of Fortress (including any of its
                    affiliates); provided, that the foregoing shall not extend to any testimony given in connection with any action brought in connection with this Letter Agreement.

                    From the date hereof through the end of the one-year period commencing with your termination of employment with the
                    Company, you shall not, without the Company's prior written consent, directly or indirectly, (i) solicit

                    or encourage to leave the employment or other service of the
                    Company or any of its affiliates any employee or independent contractor thereof or (ii) hire (on behalf of yourself or
                    any other person or entity) any employee or independent
                    contractor who has left the employment or other service of the Company or any of its affiliates within the one-year
                    period which follows the termination of such employee's or independent contractor's employment or other service with
                    the Company or any such affiliate; provided, that the
                    foregoing shall not apply to employees providing Consulting
                    Services in the case where the Consulting Sub is transferred to you as described below on Exhibit C hereof.

                    From the date hereof through the end of the two-year period commencing with your termination of employment with the
                    Company you shall not, whether for your own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with
                    Fortress's relationship with, or endeavor to entice away
                    from Fortress or any fund, business or account managed by
                    Fortress, any investor in Fortress or any fund, business or account managed by Fortress, including Aircastle.

                    Any breach by you of any of the provisions of the four
                    foregoing paragraphs (the "Restrictive Covenants") shall
                    entitle Fortress (including each of its affiliates) to cease making any payments you under any agreement, including this
                    Letter Agreement, pursuant to which you are entitled to
                    monies from Fortress (or any such affiliate). In addition, you acknowledge and agree that any breach by you of the
                    Restrictive Covenants would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if you breach, or threaten to commit a
                    breach of, any of the provisions of the Restricted
                    Covenants, the Company shall have the right and remedy, in addition to, and not in lieu of, any other rights and
                    remedies available to the Company under law or in equity
                    (including, without limitation, the recovery of damages), to have the Restrictive Covenants specifically enforced
                    (without posting bond and without the need to prove damages)
                    by any court having equity jurisdiction, including, without limitation, the right to an entry against you of restraining orders and injunctions (preliminary, mandatory, temporary
                    and permanent) against violations, threatened or actual, and whether or not then continuing, of the Restrictive
                    Covenants. You acknowledge and agree that the Restrictive
                    Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full
                    effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any provision of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or
                    geographical scope of such provision, then, after such
                    determination has become final and unappealable, the
                    duration or scope of such provision, as the case may be,
                    shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be
                    enforceable and shall be enforced.

                    Notwithstanding anything in this Letter Agreement to the
                    contrary, the provisions of this and the five foregoing
                    paragraphs shall survive any termination of this Letter
                    Agreement and any termination of your employment.

Employment          You are an at-will employee. This letter is not a contract
Relationship:       of employment for any specific period of time, and your
                    employment may be terminated by you or by the Company at any time for any reason or no reason whatsoever. Notwithstanding the foregoing, (i) you agree to provide the Company with at least 30 days advance written notice of your termination and
                    (ii) in the event that Fortress determines to liquidate or no longer pursue the aircraft leasing and/or financing
                    business, the Company agrees to provide you with at least 60 days advance written notice of a termination relating to
                    such determination. In each case where the term Company is used in this Letter Agreement it shall mean, in addition to the Company, any affiliate of Fortress for whom you may be employed on a full-time basis at the applicable time.

                    The Company shall be entitled, in connection with its
                    investment structuring, tax planning, business organization or other reasons, to terminate your employment in connection with an invitation from another affiliate of Fortress,
                    including, without limitation, a direct or indirect
                    subsidiary of any private equity fund managed by Fortress
                    Investment Group LLC or any of its investment advisory
                    affiliates, to accept employment with such affiliate in
                    which case the terms and conditions hereof shall apply to
                    your employment relationship with such entity mutatis
                    mutandis. For the sake of clarity, any termination of your employment under such circumstances in which you are not
                    offered employment with another affiliate of Fortress shall be a termination without Cause.

Entire              This Letter Agreement contains the entire agreement between
Agreement:          the parties with respect to the subject matter hereof and
                    supersedes all prior agreements, written or oral, with
                    respect thereto. Without limiting the foregoing, any prior offer letter is hereby superceded in its entirety. YOU
                    REPRESENT THAT IN EXECUTING THIS LETTER AGREEMENT YOU HAVE
                    NOT RELIED UPON ANY REPRESENTATION OR STATEMENT NOT SET
                    FORTH HEREIN. Without limiting the foregoing, you represent that you understand that you shall not be entitled to any
                    equity interest, profits interest or other interest in the
                    Company (including any of its affiliates, including any fund or other business managed by any of them) except as set
                    forth in a writing signed by the Company. The Company's
                    affiliates are intended beneficiaries under this Letter
                    Agreement.

Governing Law;      This Letter Agreement shall be governed by and construed in
Jurisdiction:       accordance with the laws of the State of New York without
                    regard to the principles of conflicts of law thereof.

          THE PARTIES AGREE THAT EXCLUSIVE JURISDICTION WILL BE IN A COURT OF
          COMPETENT JURISDICTION IN THE CITY OF NEW YORK AND HEREBY WAIVE
          OBJECTION TO THE JURISDICTION OR TO THE LAYING OF VENUE IN ANY SUCH
          COURT.

                                    * * * *

We look forward to continuing a successful employment relationship with you. If the foregoing terms of employment are acceptable, please so indicate in the space provided below.

Very truly yours,

Fortress Investment Group LLC

By: /s/ Alan Chesick
    ------------------------------
    Alan Chesick
    General Counsel

Accepted and agreed to:

/s/ Joseph Schreiner
----------------------------------
Joseph Schreiner

                                    EXHIBIT A

     This is Exhibit A to the Letter Agreement between Joseph Schreiner and
Fortress Investment Group LLC, dated as of July 15, 2004 (the "Letter
Agreement"). When executed by both parties, the terms of this Exhibit A are intended to be incorporated by reference into the Letter Agreement.

Annual Salary: $200,000 per annum

Fortress Investment Group LLC

By: /s/ Alan Chesick
    ------------------------------
    Alan Chesick
    General Counsel

/s/ Joseph Schreiner
----------------------------------
Joseph Schreiner

                                       10

                                    EXHIBIT B

     This is Exhibit B to the Letter Agreement between Joseph Schreiner and
Fortress Investment Group LLC, dated as of July 15, 2004 (the "Letter
Agreement"). When executed by both parties, the terms of this Exhibit B are intended to be incorporated by reference into the Letter Agreement.

1. PERCENTAGE OF NET AIRCASTLE OPERATING RESULTS: six and two-thirds percent
                                                  (6 2/3%)(subject to pro-rata
                                                  dilution and for fiscal years
                                                  subsequent to 2005 other
                                                  adjustments).

Your percentage of the Net Aircastle Operating Results (as defined below) will be paid to you as soon as practicable after results of [Aircastle Lease Finance
Ltd.] ("Aircastle") for the applicable fiscal year have been determined, but no later than 90 days after the end of such fiscal year (unless the audited financials therefore have not yet then been completed, in which case at elast
90% of the estimated amount shall be paid no later than such 90th day and the remainder paid promptly upon completion of such audit), provided that ManageCo has received and been paid all amounts due to it under the management agreement
(as amended from time to time, the "Aircastle Management Agreement") pursuant to which ManageCo manages Aircastle. For fiscal years subsequent to 2005, Fortress reserves the right, in its sole and absolute discretion, to raise or to lower your percentage interest in the Net Aircastle Operating Results.

In no event will you be entitled to receive any of the Net Aircastle Operating
Results described above if you are not actively employed by or have given notice of your termination of your employment with the Company (or any affiliate of
Fortress for whom you may be employed on a full-time basis at the time) at the time such compensation is to be paid; provided, however, that you shall be paid such bonus compensation in respect of any fiscal year in the event that your employment is terminated by the Company without cause following the end of such fiscal year and prior to the date such bonus compensation would otherwise have been paid.

The "NET AIRCASTLE OPERATING RESULTS" equals (i) the amount of the net management fees plus the amount of net incentive fees actually received by
ManageCo under the Aircastle Management Agreement (net of rebates thereof with respect to investments by Fortress affiliates or other investors entitled to rebates), plus (ii) the amount of any third party consulting fees earned by
ManageCo from parties other than Aircastle for the provision of aviation-related consulting or technical advisory services of a type similar to those provided by
OneSky prior to the date hereof ("Consulting Services") minus (iii) the sum of
(x) Aircastle's allocable share of (A) payroll costs (including discretionary bonuses that may be paid to employees of Fortress or its employees providing services for Aircastle), (B) rent and (C) other operating expenses (including reserves), in each case which are incurred by or allocable to ManageCo and (y)
any taxes payable by ManageCo or its affiliates in respect of the amounts set forth in (i) above. Determinations of Aircastle's allocable shares of each category of expense set forth in clause (ii)(x) above (which allocations may vary by category) will be made by Fortress, in its sole and absolute discretion, on a basis that is consistent with the nature of such determinations in respect of Fortress's other applicable businesses. The Net Aircastle Operating Results will not include any amounts paid to ManageCo in the event that Aircastle were to terminate the Aircastle Management Agreement, including any amounts paid to purchase the incentive fee thereunder.

                                       11

2. AIRCASTLE OPTIONS. In the event that Aircastle grants to ManageCo (or any other affiliate of Fortress), in connection with Aircastle's initial public offering or stock exchange listing, options for equity interests in Aircastle
(or other derivatives, such as SARs), you will be granted (directly by Aircastle or indirectly by assignment from ManageCo (or an other affiliate of Fortress) a percentage of the aggregate amount of options (or other interests) granted to
ManageCo (or such other affiliate of Fortress) equal to your percentage at such time of the Net Aircastle Operating Results. Such interests as are granted to you will be generally on the same terms as Fortress has, as manager of other companies, assigned over options in the equity interests of such companies to
Fortress employees providing services to such companies.

3. AIRCASTIE EQUITY COMMITMENT. You agree to make an equity commitment in
Aircastle (the specific amount designated by you in accordance with the next sentence, the "Aircastle Commitment") on terms substantially similar to other investors in Aircastle in an amount which, as determined by the Company, is up to 50% of the net after tax amount payable to you during your first 18 months of work as Guaranteed Minimum Bonus (approximately $90,000); provided, however, that the form of such investment may be restructured on mutually acceptable terms for tax structuring or other reasons. You shall confirm the specific
Aircastle Commitment you have elected, by executing and delivering the Aircastle subscription agreement or such other documentation deemed by Fortress or
ManageCo to be necessary and appropriate to evidence such commitment.

Fortress Investment Group LLC

By: /s/ Alan Chesick
    ------------------------------
    Alan Chesick
    General Counsel

/s/ Joseph Schreiner
----------------------------------
Joseph Schreiner

                                       12

                                    EXHIBIT C

     This is Exhibit C to the Letter Agreement between Joseph Schreiner and
Fortress Investment Group LLC, dated as of July 15, 2004 (the "Letter
Agreement"). When executed by both parties, the terms of this Exhibit C are intended to be incorporated by reference into the Letter Agreement.

OneSky

     1.   Executive currently owns an entity name OneSky LLC ("Old OneSky")
          which engages in certain Consulting Services. For good and valid consideration, Executive grants Fortress, or its assignee (for these purposes, Fortress or its assignee are hereinafter referred to as the
          "Consulting Sub") the unconditional right to purchase for aggregate consideration of $10.00 (the "Option"): (i) all of the equity interests of Old OneSky or, at the election of Consulting Sub, (ii)
          all or substantially all of the assets of Old OneSky, including without limitation, (a) all right title and interest in and to the name "OneSky" (including, without limitation, the right to bring any claim of infringement against any person); (b) all right, title and interest to each Consulting Services agreement then in existence, (c)
          all accounts receivable in respect of each Consulting Services
          Agreement and (c) all cash or other assets of Old OneSky as of date on which the closing (the "Closing Date") of the purchase by Consulting
          Sub and the sale, transfer and assignment by Executive or Old OneSky, as the case may be, occurs. Executive agrees to use all reasonable efforts to obtain the consent of each third party to each Consulting
          Services agreement to which Old OneSky is a party to the assignment of such agreement from Old OneSky to Consulting Sub. The Option may be exercised by Consulting Sub in its sole discretion at any time prior to June 30, 2005 by delivery of a written notice to Executive specifying a Closing Date; provided, however, that the Option may not be exercised if Fortress has terminated the employment of Executive without cause prior to the date on which the Option is exercised.

     2.   From the Start Date until the Closing Date, Executive shall not and shall not permit Old OneSky to: (i) conduct the Consulting Services in any manner other than the ordinary course consistent with past practices; (ii) enter into any additional Consulting Services agreement, hire any employee or engage any independent contractor without the prior approval of Consulting Sub; (ii) issue, sell, transfer or otherwise assign any interest in Old OneSky or any of its material assets, make any extraordinary expenditures or incur any debt for borrowed money or (iii) make any distributions of cash or other assets other than (x) amounts representing all profits, if any, of Old
          OneSky through July 26, 2004, as such amount may be mutually agreed to by Fortress and Executive no later man August 31, 2004, and (y)
          without double-counting of monies distributed pursuant to clause (x)
          preceding, cash distributions necessary to pay Executive's income taxes in connection with the business of (and allocations of gain from) Old OneSky during the period ending on the Closing Date, based on the highest combined federal and state personal income tax rate for a resident of the State of California.

     3.   Following exercise of the Option, Fortress will offer employment to one of the individuals who is currently employed as a consultant to
          OneSky.

                                       13

     4.   In the event that the Option has been exercised and: (i) Fortress determines not to or is unable to capitalize Aircastle (either as a separate enterprise or as a portfolio company of a private equity fund managed by Fortress Investment Group LLC or any of its investment advisory affiliates), or (ii) having so capitalized Aircastle,
          Fortress determines to liquidate Aircastle and exit the aircraft financing and/or aircraft leasing business within 36 months of the
          Start Date, then, assuming that Executive's employment relationship with the Company is terminated in connection with such determination,
          Fortress agrees to negotiate with Executive in good faith to effect a transfer to Executive of the equity interests in Consulting Sub (or the assets and liabilities thereof) for nominal consideration assuming that (i) such transfer can be effected without anything other than insignificant transaction costs for the Aircastle, (ii) Aircastle is satisfied, in its sole discretion, that all contingent and other liabilities associated with Consulting Sub would be thereby effectively transferred and (iii) the profits arising out of
          Consulting Sub's business through the date of transfer, if any, inure to the benefit of Aircastle.

Fortress Investment Group LLC

By: /s/ Alan Chesick
    ------------------------------
    Alan Chesick
    General Counsel

/s/ Joseph Schreiner
----------------------------------
Joseph Schreiner

                                       14

                                   EXHIBIT D

1)  Bank of Tokyo (BTM)
2)  AAR Corp
3)  Q Aviation LP
4)  Credit Lyonnais/CALYON
5)  Societe Generale
6)  ICON Capital
7)  Boeing Capital
8)  Lehman Brothers
9)  Bluestar Aviation
10) Fleet Capital / Bank of America

                                       15

                                 ACKNOWLEDGMENT

I acknowledge that I have received a copy of Fortress' Sexual Harassment and
Harassment Policies. I will familiarize myself with these policies and I agree to observe them in all respects.

/s/ Joseph Schreiner                          July 21, 2004
----------------------------------            -----------------
Employee's Signature                          Date

JOSEPH S. SCHREINER
----------------------------------
Print Employee's Name

                                       4